Exhibit 10.1

OLD NATIONAL BANCORP
AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN
RELATIVE TSR PERFORMANCE UNITS AWARD AGREEMENT
________________________________________________________________________________________________________
This Relative TSR Performance Units Award Agreement (including any and all Appendices hereto, this “Award Agreement”) is entered into as of March 1, 2025 ("Grant Date"), by and between Old National Bancorp, an Indiana corporation (the “Company”), and [[FIRSTNAME]] [[LASTNAME]], an officer or employee of the Company or one of its Affiliates (the “Participant”).
Background
A.    The Company adopted the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan, as amended (the “Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees ("participants") more closely with those of the Company's shareholders, to provide participants with an additional incentive to excel in performing services for the Company and its Affiliates and to promote teamwork among participants.
B.    The Company believes that the goals of the Plan can be achieved by granting Performance Units (as defined in the Plan) to eligible officers and other key employees.
C.    The Talent Development and Compensation Committee (the “Committee”) of the Company’s Board has determined that a grant of Performance Units to the Participant, as provided in this Award Agreement, is in the best interests of the Company and its Affiliates and furthers the purposes of the Plan.
D.    The Participant wishes to accept the Company's grant of Performance Units set forth herein, subject to the terms and conditions of this Award Agreement and the Plan, and also wishes to confirm his or her acknowledgement and acceptance of the Company’s Stock Ownership Guidelines (as defined in Section 8 hereof) and Bonus Recoupment/Clawback Policy, as the same may be amended by the Company from time to time.
Agreement
In consideration of the foregoing recitals and the mutual covenants herein contained, the Company and the Participant agree as follows:
1.    Certain Defined Terms. For purposes of this Award Agreement, if the first letter of a word (or each word in a term) is capitalized, the term shall have the meaning provided in this Award Agreement, or if such term is not defined by this Award Agreement, the meaning specified in the Plan. Unless the context otherwise requires, the following terms shall have the respective meanings assigned to them below for purposes of this Award Agreement:
(a)“Achieved RTSR Performance Units” has the meaning set forth in Section 4(b).
(b)"Adjusted Share Distribution Amount" means a number of Shares equal to the sum of the Unadjusted Share Distribution and the Dividend Equivalent Adjustment.
(c)"Appendix A" and “Appendix B” means Appendix A and Appendix B, respectively, to this Award Agreement, each of which is hereby incorporated herein and made a part hereof.
(d)"Dividend Equivalent Adjustment" means, with respect to the RTSR Performance Units covered by this Award Agreement, a number of Dividend Equivalents determined as provided in Section 6(c), which is added to the Unadjusted Share Distribution Amount to reflect cash dividend amounts paid to the Company’s common shareholders during the Performance Period on the Shares determined to be included in the Unadjusted Share Distribution Amount.

(e)“Dividend Equivalents” means dividend equivalents as contemplated by Section 10.06 of the Plan, payable in additional Shares on a contingent basis, subject in all cases to the achievement of the Performance Goals set forth herein and the vesting of the RTSR Performance Units with respect to which such dividend equivalents are deemed paid.
(f)“Involuntary Termination” means a termination of employment by the Company without Cause or by the Participant for Good Reason as exercised and or covered under either an employment agreement or company sponsored severance plan.
(g)"Maximum Performance" means the Performance Goal attainment required for the maximum permissible amount of RTSR Performance Units covered by this Award Agreement to be achieved, as set forth in Appendix A.
(h)"Minimum Performance" means the minimum or threshold Performance Goal attainment required for any RTSR Performance Units to be achieved (subject to vesting), described as such in Appendix A.
(i)"Performance Goal" means the financial target(s) or other performance factor(s) set forth in Appendix A, the attainment of which during the Performance Period (at least at a “Minimum” or “Threshold” level) is a condition to the distribution of any Shares in respect of any RTSR Performance Units.
(j)"Performance Period" means the Performance Period specified in Appendix A.
(k)"Performance Units" has the meaning set forth in the Plan.
(l)“Regular Vesting Date” has the meaning set forth in Section 6(g).
(m)    “RTSR” means relative total shareholder return of the Company as compared to the other companies in the Comparator Group (as defined in Appendix A), determined as described in Appendix A of this Award Agreement.
(n)    “RTSR Performance Units” means the contingent rights awarded pursuant to this Award Agreement for distribution of Shares, conditioned on and following achievement of the Performance Goals at a Minimum Performance or higher level, as provided in Appendix A and certified by the Committee, and satisfaction of the other conditions provided in this Award Agreement.
(o)    "Section" refers to a Section of this Award Agreement.
(p)    “Target RTSR Performance Units” has the meaning set forth in Section 3.
(q)    "Target Performance" means the Performance Goal achievement required for earning 100% of the Target RTSR Performance Units set forth in Section 3 of this Award Agreement, as such Performance Goal achievement is further described in Appendix A and designated as “Target” in the relevant table in Appendix A.
(r)    "Unadjusted Share Distribution Amount" means the total number of Shares distributable to the Participant (after vesting), on a one-for-one basis for any Achieved RTSR Performance Units, before adding the Dividend Equivalent Adjustment or subtracting Shares for required tax withholding.
2.    Incorporation of Plan Terms; Plan Governs. All provisions of the Plan, including definitions (to the extent that a different definition is not provided in this Award Agreement), are incorporated herein by reference and expressly made a part of this Award Agreement. The Participant hereby acknowledges that he or she has received a copy of the Plan. In the event of any conflict between any terms of this Award Agreement (before giving effect to any such incorporation of any Plan provisions) and any provisions of the Plan, the Plan provisions will govern and take precedence over any conflicting terms of this Award Agreement.

3.    Award of RTSR Performance Units. The Company has awarded the Participant [[SHARESGRANTED]] RTSR Performance Units effective as of the Grant Date, conditioned on and subject to the terms and conditions of this Award Agreement and the Plan (the “Target RTSR Performance Units”).
4.    Performance Goals and Achievement Determination
(a)     Performance Goals. The applicable Performance Goals, the weight given to each Performance Goal, and the Minimum Performance, Target Performance, and Maximum Performance are as set forth in Appendix A.
(b)    Certification of Achievement of Performance Goals. Following the end of the Performance Period and after completion of the audit of the Company’s consolidated financial statements as of and for the last full calendar year of the Performance Period, the Committee will determine and certify whether and, if so, at what level the Performance Goals have been achieved and, in accordance with Appendix A, the number of RTSR Performance Units or percentage relative to the Target RTSR Performance Units that would result from that achievement under this Award Agreement (“Achieved RTSR Performance Units”).
5.     Contingent Rights to any Share Distributions on Account of Performance Units
(a)    Conditional RTSR Performance Unit Award. Except as otherwise provided in Section 7 or this Section 5, no RTSR Performance Units will vest or otherwise be deemed earned, and no distributions of Shares will be made (and no entitlement to the same will apply), unless and until (i) the respective Minimum Performance is achieved or exceeded in accordance with the Performance Goal set out in Appendix A, as certified by the Committee in accordance with Section 4(b), and (ii) the Participant (A) is continually employed by the Company or an Affiliate at all times from the award of the RTSR Performance Units until the Regular Vesting Date (as defined in Section 6(g)); provided, however, the Committee may, in its discretion, waive the continuous employment requirement in this clause (ii), or (B) Terminates Service on account of his death, Disability, Retirement or due to an Involuntary Termination during the Performance Period or between the end of the Performance Period and the Regular Vesting Date, as provided in this Section 5.
(b)    Participant Disability or Retirement. If the Participant Terminates Service on account of the Participant’s Disability or Retirement occurring either during the Performance Period or between the end of the Performance Period and the Regular Vesting Date, the Participant’s RTSR Performance Units shall remain outstanding as if the Participant had not Terminated Service, and payments via Share distributions with respect to such RTSR Performance Units shall be made as of the same Regular Vesting Date and subject to the same Performance Goal requirements as payments that are made to participants who did not incur a Termination of Service during the applicable Performance Period.
(c)    Participant Death during Performance Period. If the Participant Terminates Service due to death during the Performance Period, the performance requirements with respect to the Participant’s RTSR Performance Units shall lapse and, on the date of such Termination of Service, the Participant’s Beneficiary shall be fully entitled to payment in Shares with respect to such Performance Units, determined as if Target Performance had been achieved and the Performance Period ended on the date of the Participant’s death. Such payments via distribution of Shares shall be made within sixty (60) days after the Participant’s death.
(d)    Participant Death after Performance Period. If the Participant Terminates Service after the end of the Performance Period due to death, the Participant’s Beneficiary shall be entitled to the greater of the following: (i) an Unadjusted Share Distribution Amount in respect of the RTSR Performance Units covered by this Award Agreement determined as if Target Performance had been achieved and the Performance Period had ended on the date of the Participant’s death, or (ii) an Unadjusted Share Distribution Amount in respect of the RTSR Performance Units covered by this Award Agreement, determined as set forth in Section 6(b) and Appendix A as if the Participant had not Terminated Service before the Regular Vesting Date due to his or her death and such RTSR Performance Units remained outstanding. Any payment in Shares under this Section 5(d) shall be made at the same Regular Vesting Date as Share distributions are made in respect of other RTSR Performance Units granted on the same Grant Date as shown on Appendix A to participants who did not incur a Termination of Service during the applicable Performance Period.
(e)    Participant Involuntary Termination. If the Participant Terminates Service due to an Involuntary Termination occurring either during the Performance Period or between the end of the Performance Period and the Regular Vesting Date, and the Participant executes and delivers the applicable release and severance agreement, the Participant’s RTSR Performance Units shall remain outstanding as if the Participant had not Terminated Service, and payments via Share distributions with respect to such RTSR Performance Units shall be made as of the same Regular Vesting Date and subject to the same Performance Goal requirements as payments that are made to participants who did not incur a Termination of Service during the applicable Performance Period. Any payments made will be made on a pro-rata basis such that the number of earned Shares subject to the Performance Goal requirements will be multiplied by a fraction for which the numerator is the number of whole months which have elapsed from January 1, 2025 to the date of the Involuntary Termination and the denominator is 36.
6.    Determination and Timing of Any Share Distributions
(a)    Distributions in Shares. All payments on account of any Achieved RTSR Performance Units shall be made in the form of whole shares of the Company’s voting common stock (“Shares”) distributed to the Participant as provided in this Award Agreement. Any such Share distributions may be made via the Company’s establishment of a book entry account for such Shares in the name of the Participant.
(b)    Determination of Unadjusted Share Distribution Amount. Any Unadjusted Share Distribution Amount shall be calculated on a one-for-one basis relative to the number of Achieved RTSR Performance Units, if any. By way of examples, (i) if Target Performance for the Performance Period is achieved but not exceeded with respect to the Performance Goal, 100% of the Target RTSR Performance Units will be deemed to be Achieved RTSR Performance Units and the Unadjusted Share Distribution Amount will consist of one share of the Company's voting common stock for each of such Target RTSR Performance Units; and (ii) if Maximum Performance or greater for the Performance Period is achieved with respect to the Performance Goal, 200% of the Target RTSR Performance Units will be deemed to be Achieved RTSR Performance Units and the Unadjusted Share Distribution Amount will consist of one Share for each of such Achieved RTSR Performance Units.
(c)    Determination of Adjusted Share Distribution Amount. Except as otherwise provided for in this Award Agreement, a Dividend Equivalent Adjustment shall be added to the Unadjusted Share Distribution Amount in order to determine the number of Shares constituting the Adjusted Share Distribution Amount. The Dividend Equivalent Adjustment shall be a number of RTSR Performance Units equal to the number of RTSR Performance Units that would have resulted if each cash dividend paid during the Performance Period on the Shares included in the Unadjusted Share Distribution Amount had been reinvested in Shares.
(d)    Reduction for Applicable Tax Withholding. After calculating the Adjusted Share Distribution Amount, the number of Shares to be distributed on account of the Achieved RTSR Performance Units shall be reduced by applicable tax withholdings as provided in Section 10 of this Award Agreement and Article XV of the Plan.
(e)    Rounding Down to Avoid Fractional Shares. If, after deducting Shares from the Adjusted Share Distribution Amount sufficient to cover applicable tax withholdings, the Participant would be entitled to a fractional Share as part of any distribution of Shares, the net number of Shares distributable to the Participant under this Award Agreement shall be rounded down to the next whole number of Shares.
(f)    Retained Committee Discretion. Notwithstanding any other provision of this Award Agreement, the Committee may, in its sole discretion, reduce or increase the number of Shares that may be distributed as determined pursuant to the Adjusted Share Distribution Amount calculation set forth above. The preceding sentence shall not apply to reduce a distribution made pursuant to Section 7.

(g)    Timing of Any Share Distributions. Except as otherwise provided in Sections 5(c) or 7, after the Committee has certified achievement of the Performance Goal as provided in Section 4(b), the Company shall distribute the Adjusted Share Distribution Amount, reduced to reflect tax withholding and any related downward rounding to eliminate any fractional shares, on March 15th of the calendar year following the year in which the Performance Period ends (such date of distribution of Shares being referred to as the “Regular Vesting Date”).
(h)    No Shareholder Rights Prior to Share Distribution. Because this is an award of Performance Units and not actual Shares of Company common stock, the Participant shall not have any rights or privileges as a shareholder of the Company based on the award of any RTSR Performance Units or the achievement of any Performance Goals, unless and until Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agent or registrar) as having been issued and distributed to the Participant (or his or her Beneficiary) after vesting in accordance herewith. In illustration and not in limitation of the foregoing, prior to vesting and such issuance and distribution of Shares to the Participant, the Participant shall not have any voting rights or, except as expressly provided herein with respect to contingent rights to Dividend Equivalents as part of any Adjusted Share Distribution Amount, any rights to receive dividends with respect to or based on any RTSR Performance Units.
7.    Change in Control Terms. If a Change in Control of the Company occurs after the Grant Date and during the Performance Period, Article XVI of the Plan shall govern the disposition of RTSR Performance Units awarded under this Award Agreement.
8.    Participant’s Investment Representations; Stock Ownership Guideline Covenants. Before the distribution of Shares with respect to any Achieved RTSR Performance Units, the Participant shall provide any written investment representations reasonably requested by the Company. At the time any such Shares are distributed, if the Participant is subject to, and does not then satisfy, the Company’s Stock Ownership Guidelines for executives and directors, as may be amended and in effect from time to time and as set forth in the applicable section of the Company’s Corporate Governance Guidelines posted on the Company’s website or as otherwise established by the Committee (the “Stock Ownership Guidelines”), the Participant shall continue to hold the Shares distributed to the Participant (net of Shares withheld for taxes) until such time thereafter as the Participant first or again satisfies the Stock Ownership Guidelines.
9.    Restrictive Covenants Applicable to the Participant. By executing and accepting this Award Agreement, and in consideration of the award of the RTSR Performance Units to the Participant, the Participant: (a) hereby agrees to comply with and be bound by the restrictive covenants contained in Appendix B (the “Restrictive Covenants”); (b) understands and acknowledges that (i) the grant of RTSR Performance Units pursuant to this Award Agreement, and (ii) any vesting or distribution of Shares to the Participant with respect thereto, are expressly conditioned on and subject to the Participant’s continuing compliance with each of the Restrictive Covenants; and (c) understands and acknowledges that the Company may seek and obtain any and all available remedies for any non-compliance with the Restrictive Covenants, in addition to the forfeiture of any Performance Units. The Restrictive Covenants are independent of and in addition to (not in replacement of) any covenants on the same or similar subjects to which the Participant may have previously agreed in any employment, confidentiality, non-solicitation, non-competition, severance, change in control, incentive compensation grant or award or other agreement to which the Participant is a party or by which he or she is bound, all of which other agreements shall remain in full force and effect.
10.    Income and Employment Tax Withholding. All required federal, state, city, and local income and employment taxes that arise on account of the RTSR Performance Units shall be satisfied through the withholding of Shares otherwise distributable as a part of the Adjusted Share Payment Amount pursuant to this Award Agreement.
11.    Nontransferability. Unless and until vested in accordance with the terms of this Award Agreement, the Participant's interest in the RTSR Performance Units or any contingent rights to any distribution of any Shares with respect to such RTSR Performance Units may not be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process. Any attempted or purported transfer in contravention of this Section shall be null and void from the start and of no force or effect whatsoever. Following the execution of this Award Agreement, the Participant may expressly designate a death beneficiary (“Beneficiary”) by completing and delivering a designation of beneficiary agreement (“Beneficiary Designation”) and delivering a copy of the Beneficiary Designation to the Company. In the event the Participant does not designate a beneficiary, then the applicable state law shall determine succession.
12.    Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any investment representation made by Participant to the Company under Section 8 or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.
13.    Changes in Shares. In the event of any change in the Shares as described in Section 4.04 of the Plan, the Committee shall make such adjustment or substitution in the number or kind of Performance Units or shares subject to, or the terms of, this Award Agreement as it deems appropriate and consistent with such Section 4.04, so that the contingent economic value of the Performance Units covered by this Award Agreement remains substantially the same.
14.    No Rights to Future Awards or Continued Employment. Nothing in the Plan or this Award Agreement creates any right for the Participant to receive, or any obligation on the part of the Company to grant to the Participant, any future awards of any kind under the Plan. In addition, nothing in the Plan or this Award Agreement confers any rights or obligations on the Participant to continued employment or service with the Company or any of its Affiliates or affects in any manner the right of the Company or its Affiliates or the Participant to terminate the Participant’s employment or service to the Company or any of its Affiliates at any time, subject to the terms of any employment agreement between the Participant and the Company or any of its Affiliates and any Plan terms applicable to Terminations for Good Reason.
15.    Committee Determinations; Other Interpretive Matters. Any and all determinations made by the Committee under and as permitted by the Plan with respect to this Award Agreement or the Plan (including any made pursuant to Section 13 hereof) shall be conclusive, final and binding upon the Participant and any and all of his or her heirs, executors, administrators or others purporting to derive any rights or claims by or through the Participant. Except where otherwise specified or the context otherwise requires, (i) references such as “herein,” “hereto” or “hereof” refer to this Award Agreement in its entirety, including any and all Appendices hereto, (ii) “including” and similar references whenever used herein mean “including, without limitation,” and (iii) the descriptive headings of the Sections and, where applicable, subsections of this Award Agreement are inserted for convenience only and shall not affect the interpretation of this Award Agreement.
16.    Governing Law. To the extent not otherwise governed by the laws of the United States (including the Internal Revenue Code), this Award Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles thereof.
17.    Jury Trial Waiver. The Company and the Participant hereby knowingly, voluntarily and irrevocably waive any right to a trial by jury of any dispute under or action relating to this Award Agreement (including the Appendices hereto) and agree that any such dispute or action shall be tried before a judge sitting without a jury.
18.    Survival. The provisions of Sections 1, 2 and 4 through 17, inclusive, including Appendices A and B as incorporated in any of the foregoing, Sections 19 and 20 and this Section 18 of this Award Agreement, as well as the Restrictive Covenants contained in Appendix B hereto, will survive the expiration or termination of this Award Agreement, the vesting or forfeiture of any RTSR Performance Units and distribution of Shares in respect of any Achieved RTSR Performance Units pursuant hereto and/or any Termination of the Participant’s employment or service for any reason whatsoever.
19.    Counterparts. This Award Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same agreement.
20.    Recoupment/Clawback. Any grant of RTSR Performance Units under this Award Agreement or any other award granted or paid to the Participant under the Plan, whether in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, stock or cash, is subject to recoupment or “clawback” by the Company in accordance with the Company’s Bonus Recoupment/Clawback Policy, as may be amended and in effect from time to time and as set forth in the applicable “Bonus Recoupment Policy” section of the Company’s Corporate Governance Guidelines posted on the Company’s website or as otherwise established by the Committee.
IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Award Agreement to be executed as of the day and year first above written.

PARTICIPANT
Accepted by:     [[SIGNATURE]]            Date: [[SIGNATURE_DATE]]

OLD NATIONAL BANCORP

By: __________________________
    James C. Ryan, III
    Chief Executive Officer
    Old National Bancorp

APPENDIX A TO RTSR PERFORMANCE UNIT AWARD AGREEMENT
(RTSR Performance Factor)
Grant Date: March 1, 2025
Performance Units Awarded: See Section 3 of the Award Agreement
Performance Period: January 1, 2025, through December 31, 2027
Applicable Performance Factor
The number of Shares payable on account of the RTSR Performance Units covered by this Award Agreement (before any Dividend Equivalent Adjustment or tax withholding) will be based on the results of the following relative performance factor ("Performance Factor") during the Performance Period, as measured against the companies in the Comparator Group (as defined below):
Total Shareholder Return. “Total Shareholder Return” or “TSR” means the total shareholder return for the Performance Period, measured as a percentage increase or decrease, including both stock price appreciation and cash and stock dividends (assuming prompt reinvestment of cash dividends) for (i) the Company on a standalone basis, as compared to (ii) each of the Comparator Group Companies (as defined below under the heading “Comparator Group”). The relevant measurement of the stock price changes to be compared as a part of calculating RTSR for the Performance Period is to be made based on the average of the closing stock prices for all regular trading days within the one-month period ending December 31, 2024 (“Base Measurement Period”) as compared to the average of the closing stock prices for all regular trading days within the one-month period ending December 31, 2027 (“Ending Measurement Period”) for the Company and each of the companies within the Comparator Group. Appropriate adjustments to Total Shareholder Return shall be made to take into account all share dividends, share splits, reverse share splits and other similar events that occur during the Performance Period and in the one-month period ending on the beginning of the Performance Period.
Performance Weighting Fraction
“Performance Weighting Fraction” means the relative weighting assigned to the above-identified Performance Factor(s) in determining the number of Shares to be distributed (before any Dividend Equivalent Adjustment or tax withholding) with respect to the Achieved RTSR Performance Units. For purposes of this Award Agreement, the Performance Weighting Fraction is as follows:

Total Shareholder Return
100%

Calculation of RTSR Performance Factor
TSR, expressed as a percentage increase or decrease between the Base Measurement Period and the Ending Measurement Period, shall be computed for (i) each member of the Comparator Group (not including the Company) and (ii) separately for the Company. The Company’s RTSR percentile rank will be determined by interpolating the Company’s TSR percentile ranking between that of the Comparator Group companies immediately above and below the Company in such TSR percentile TSR rankings, to determine the percentage, if any, of the Target RTSR Performance Units achieved and the resulting Unadjusted Share Distribution Amount.
The table below shows the percentage of Shares issuable with respect to the Target RTSR Performance Units (before any Dividend Equivalent Adjustment or tax withholding) at selected performance levels, subject to the Participant’s satisfaction of the vesting requirements described in Section 5(a) of this Award Agreement:

Percentile Rank vs. Comparator Group	% of Target RTSR Performance Units Achieved and Resulting Unadjusted Share Distribution Amount (Subject to Vesting)	Performance Level
< 25%	0%	Below Threshold
25%	50%	Threshold/Minimum
50%	100%	Target
≥90%	200%	Maximum

Linear interpolation shall be applied between percentages shown in the first column of the table above to determine the resulting percentage of Target RTSR Performance Units achieved for the Performance Period and the resulting Unadjusted Share Distribution Amount (subject to satisfaction of applicable vesting requirements). For example, if the Company’s percentile rank compared to the Comparator Group were 70%, the number of Achieved RTSR Performance Units would equal 150% of the Target RTSR Performance Units.
Percentile Rank Methodology. The Percentile Rank is calculated using the PERCENTRANK function in MS Excel, excluding the Company from the list.
The calculation can be replicated by arranging the Total Shareholder Return data from highest to lowest for all peers except the Company. A percentile ranking is calculated for each data point assuming 100.0th percentile for the highest data point, 0.0 percentile for the lowest data point, and the corresponding percentile for every other data point with an equal difference in percentile ranking for each data point. The Percentile Rank for the Company is calculated by determining the Company’s rank in the list and interpolating between the percentile rankings for the companies immediately above and below based on the differences in Total Shareholder Return. An example, based on sample data is as follows:

Peer Ranking (ex ONB)	Total Shareholder Return	Percentile Rank
1	25.0%	100.0%
2	24.0%	92.8%
11 (PEER ABC)	10.0%	28.5%
12 (PEER XYZ)	6.0%	21.4%
14	4.4%	7.1%
15	-1.6%	0.0%

If the Company’s TSR is 9.0%, the resulting percentile ranking would be 26.7%, calculated as follows: 26.7% = 21.4% + [(9.0% - 6.0%) / (10.0% - 6.0%) * (28.5%- 21.4%)]
Comparator Group
The "Comparator Group" is defined as and consists of the following comparator companies (alphabetized below by ticker symbol), derived from the KBW Nasdaq Regional Banking Total Return Index (Nasdaq: KRXTR) as of the Grant Date (the “Index”), but excluding the Company from the Comparator Group, subject to adjustment of such included comparator companies as set forth under the following table (such companies as are included in the Comparator Group at the end of the Performance Period, after any such adjustment, sometimes referred to individually as a “Comparator Group Company” and collectively as “Comparator Group Companies”):

	Company Name	Company Ticker
1	Ameris Bancorp	ABCB

2	Associated Banc-Corp	ASB
3	Atlantic Union Bk Cm	AUB
4	Banc of California	BANC
5	BankUnited, Inc	BKU
6	Bank of Hawaii CP	BOH
7	BOK Financial Corp	BOKF
8	Popular, Inc.	BPOP
9	Brookline Bancorp	BRKL
10	Cadence Bank	CADE
11	Cathay General Bancorp	CATY
12	Commerce Bancshares, Inc.	CBSH
13	Community Financial	CBU
14	Cullen Frost Bnkrs	CFR
15	Columbia Banking Sys	COLB
16	CVB Financial Corp	CVBF
17	Eastern Bankshare CM	EBC
18	First BanCorp	FBP
19	First Commonwealth Financial	FCF
20	First Financial Bancorp (OH)	FFBC
21	First Finl Bkshs Inc.	FFIN
22	First Hawaiian Comm	FHB
23	First Interstate Ban	FIBK
24	Flagstar Financial	FLG
25	F.N.B. CP	FNB
26	Fulton Financial Corporation	FULT
27	Glacier Bancorp Inc.	GBCI
28	Home Bancshares Inc.	HOMB
29	Hope Bancorp Com	HOPE
30	Hancock Whitney Corp	HWC
31	Independent Bk Corp	INDB
32	Bank Ozk Cmn Stk	OZK
33	Prosperity Bncsh Inc	PB
34	Provident Fnl Srvs	PFS
35	Pinnacle Finl Ptnrs	PNFP
36	Pacific Premier Bncp	PPBI
37	Simmons First Natl	SFNC
38	Synovus Financial CP	SNV
39	South State CP Cmn	SSB
40	Texas Capital Bncsh	TCBI

41	Trustmark Corporation	TRMK
42	United Bkshs Inc	UBSI
43	United Comm Banks	UCBI
44	UMP Financial Corporation	UMBF
45	Valley National Bancorp Cmn	VLY
46	WaFd Inc.	WAFD
47	Webster Financial Corp	WBS
48	WSFS Financial Corp	WSFS
49	Wintrust Financial Corporation	WTFC

A company listed above shall be removed from the Comparator Group if it has been removed from the Index before the end of the Performance Period. In any such case, neither the removed company nor any new or substitute company added to the Index in replacement for the removed company will be included in the calculation of RTSR or the determination of the number of Achieved RTSR Performance Units or the Unadjusted Share Distribution Amount.
Award Determination and Adjustment; Timing
The Committee will review and certify the Company’s achievement of the Performance Factor as provided in Section 4(b) of this Award Agreement and may exercise its good faith discretion, consistent with Article III of the Plan, to interpret or adjust the Performance Factor, its attainment by the Company or any Comparator Group Company or the terms of this Award Agreement. Without limiting the foregoing, except as otherwise provided in Section 6(f), the Committee reserves the right to use negative discretion to reduce the amount of any award (including if the Company’s TSR were negative for the Performance Period).  Shares distributable in respect of any Achieved RTSR Performance Units will be distributed in accordance with the timing set forth in Section 6(g) of this Award Agreement.

APPENDIX B TO RELATIVE TSR PERFORMANCE UNITS AWARD AGREEMENT
(Participant’s Restrictive Covenants)
1.    Definitions. When used in and for purposes of this Appendix B, the following capitalized terms have the respective meanings set forth below. Unless otherwise defined or redefined in this Appendix B, capitalized terms herein have the same respective meanings as set forth in the body of the Award Agreement.
"Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person, with “Control” and such similar terms meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities or similar ownership interests, by contract or otherwise.
“Business” means, collectively, the products and services provided by the Company, as the same may evolve or be changed from time to time, including but not limited to those involving the following core business areas: (i) community and/or commercial banking, including lending activities (whether individual/retail consumer loans or lines of credit or commercial loans, letters of credit and real estate or lease transactions), depositary activities, debit and ATM cards, merchant cash management, internet banking and other general banking activities; (ii) investment and brokerage services, including provision of investment advice and investment options; (iii) treasury services, including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products or services (including interest rate derivatives, foreign exchange and bond financings); (iv) wealth management, including fiduciary and trust services, fee-based asset management, mutual fund management or other investment advisory services; (v) insurance agency services, including insurance brokerage services such as commercial property and casualty, surety, loss control services, employee benefits consulting and administration and personal insurance.
“Company” when used in and for purposes of this Appendix B means Old National Bancorp and its Affiliates, collectively or individually, as the same may exist at any particular referenced time or for any referenced historical “look-back” periods used in this Appendix B (“Look-Back Periods”) and shall include any predecessors or successors to any such entities; and “Employing Company” means the Company entity that was the employer of the Participant at the relevant time or for the relevant period. For illustrative purposes only: (i) as of the Grant Date, the Company includes Old National Bancorp, as the surviving corporation in the February 15, 2022 merger of First Midwest Bancorp, Inc. (“First Midwest”) and Old National Bancorp (the “Merger”), and Old National Bancorp’s subsidiaries; and (ii) as to any Look-Back Periods covering or extending in whole or in part into historical periods prior to the Merger, the Company includes First Midwest and its subsidiaries (and, with respect to any Participant who is a former employee of First Midwest or one of its subsidiaries, refers to and includes any pre-Merger periods of employment with or service to First Midwest or such subsidiary).
“Confidential Information” means any and all information of or relating to the Company or its Business (including Third-Party Confidential Information, as defined below) that is confidential, private, proprietary or otherwise not generally available to the public (including any and all trade secrets) or not generally known by or available to those engaged in the same or similar business, trade or industry as the Company, together with any and all tangible embodiments, copies, recordations or derivatives of any such information, including, without limitation, any and all reports, analyses, studies, plans, notes, summaries, communications, files, records or other documents or materials based on, derived from, excerpting, incorporating or otherwise reflecting, in whole or in part, any Confidential Information. All such information shall constitute “Confidential Information” (A) whether or not identified or labeled as confidential, (B) whether provided or made available to the Participant before or after the date of this Award Agreement, (C) whether (i) disclosed or made available to the Participant by the Company, (ii) created, authored, collected, compiled, prepared or otherwise developed by the Participant, other Company employees or any third parties in the course of or in connection with their services for the Company or for its benefit, or (iii) provided or made available to the Participant for the Company’s use, in trust or confidence (including pursuant to a legal, contractual, fiduciary or other duty of confidentiality), by any customers, clients, vendors, suppliers or other third parties having or considering a business or contractual relationship with the Company (“Third-Party Confidential Information”), and (D) regardless of the form, format, mode of disclosure or media in which it may be maintained, used or communicated (whether written, printed, verbal, visual, graphic, digital, electronic or otherwise and whether in tangible or intangible form (as when held in a Person’s mind or memory)). Without limiting the generality of the foregoing, “Confidential Information” includes information of the types described in any employment, confidentiality, restrictive covenant or award agreements between the Company and the Participant and in any Company confidentiality policies or guidelines applicable to the Participant.
“Covered Personnel” means any individual Person who as of the time in question is, or at any time within the two-year Look-Back Period prior thereto was, an employee or temporary or contract worker of, or other individual independent contractor to, the Company with whom the Participant had a supervisory or other working relationship during the Participant’s employment with the Company or about whom the Participant had knowledge or access to or use of Confidential Information relating to such Person’s position, responsibilities, performance or potential by virtue of the Participant’s employment by the Company.
“Customer” means any Person (or any Affiliate thereof) which (i) is a customer or client of any services or products of the Employing Company as of the time at which it is being determined (or, for or in respect of any post-Termination period, the date of the Participant’s employment Termination), (ii) was a customer or client of any services or products of the Employing Company at any time during the two-year Look-Back Period immediately prior thereto or (iii) otherwise was a Person with whom the Participant had direct contact on behalf of the Employing Company at any time during the period of the Participant’s employment with the Employing Company.
"Person” means any individual or any corporation, general or limited partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
“Prospective Customer” means any Person (or any Affiliate thereof) which, as of the time at which it is being determined (or, for or in respect of any post-Termination period, the date of the Participant’s employment Termination) or at any time during the two-year Look-Back Period immediately prior thereto, is or was the direct target or subject of sales or marketing activities by the Participant or is or was a Person that the Participant knew was a target of the Employing Company’s sales or marketing activities.
2.    Non-Solicitation of Customers and Employees. During the term of Participant’s employment with the Company and for one (1) year following Termination thereof, the Participant shall not, directly or indirectly, individually or jointly with any other Persons, (a) solicit or attempt to solicit in any manner, seek to obtain or service, or accept the business of, any Customer or Prospective Customer for any product or service of the type offered by the Company or competitive with the Company's Business, (b) request, advise or suggest, or otherwise induce or cause (or attempt to induce or cause) any customer, client, vendor, supplier, licensor, licensee or consultant, advisor or other business relation of or to the Company to terminate, reduce, limit, or change its business or relationship with the Company, or interfere with any such Person’s business or relationship with the Company, (c) request, encourage, induce or influence (or attempt to induce, influence or cause) any Covered Personnel to quit, leave or terminate their employment, temporary labor or independent contractor relationship or arrangement with the Company or solicit any such Covered Personnel for employment or engagement on behalf of any Person other than the Company, or (d) hire, employ or otherwise engage (whether as employee, part-time or temporary staff or labor, consultant, independent contractor or otherwise) any such Covered Personnel either directly or for or on behalf of any Person other than the Company.
3.Safeguarding, and Non-Use and Non-Disclosure, of Confidential Information
a.Value and Importance of Confidentiality Protections. The Participant acknowledges and agrees that (i) by virtue of Participant’s employment, Participant will be given access to and use of Confidential Information, (ii) the Company has devoted (and will continue to devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Participant agrees that the preservation and protection of

Confidential Information is an essential part of Participant’s duties of employment and that, as a result of the Participant’s employment with the Company, Participant has a duty of fidelity, loyalty, and trust to the Company in safeguarding Confidential Information.

b.Confidentiality Covenants. At all times both during and after the Termination of the Participant’s employment with the Company: (i) the Participant will hold as strictly confidential, and take all steps necessary to protect and safeguard Confidential Information; (ii) the Participant will not, directly or indirectly, use, or otherwise employ any Confidential Information, except for such use as reasonably required in the ordinary course of Participant’s employment by the Company, and then solely during the term of such Company employment and exclusively for the Company’s benefit; and (iii) the Participant will not, directly or indirectly, disclose, distribute, communicate, disseminate or reveal any Confidential Information to any Person, except for such disclosure (A) to other Company employees who reasonably “need to know” the same to discharge their responsibilities to the Company, but only during the term of the Participant’s employment with the Company or (B) as legally required by any court or governmental agency (as by subpoena or similar mandatory legal process or court order), but only after prompt notice to the Company to permit it to seek a protective order or other confidential treatment of the Confidential Information being sought and then only to the extent any portions of such Confidential Information are legally required to be disclosed. The Participant shall follow all Company policies and procedures regarding Confidential Information and shall exercise utmost diligence and take any additional precautions necessary or appropriate under the particular circumstances to safeguard, and protect against any prohibited use or disclosure of, any Confidential Information.

c.Duration. The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential or protectable as a trade secret under applicable laws (except that such obligations shall continue if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of the Restrictive Covenants in this Appendix B) and, in the case of any Third-Party Confidential Information, for so long as the Company remains contractually or otherwise legally obligated to protect the same.

d.Exceptions. Notwithstanding the foregoing, nothing in this Appendix B prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, the Participant from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, pursuant to the federal Defend Trade Secrets Act of 2016: (i) an individual will not be held criminally or civilly liable under any federal or state trade secret laws for the disclosure of a trade secret that is made (A) in confidence, to a federal, state or local government official or to a lawyer, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other legal proceeding, if such filing is made “under seal” (meaning that it is not accessible to the public); and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.    Remedies. The Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Participant breaches any provision of the Restrictive Covenants in this Appendix B. Accordingly, in addition to any and all other remedies that may be available to the Company, the Company shall be entitled to seek injunctive relief to prevent or halt actual, attempted or threatened breaches of the Participant’s Restrictive Covenants, or to enforce specifically their terms, without proving actual damages or posting any bond or other security. The rights and remedies of the Company set forth in this Appendix B and in this Award Agreement generally are cumulative with, and not exclusive or in lieu of, other rights and remedies available to the Company at law or in equity. In addition, the Company will retain the right to take appropriate disciplinary action against the Participant for violations of the Restrictive Covenants or any Company policies during the Participant’s employment by the Company. The existence of any claim or cause of action that the Participant has against the Company, whether predicated on this Award Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

5.    Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants shall be deemed not to run during any periods of noncompliance by the Participant, the intention of the parties being to have such restrictions and covenants apply for the full periods contemplated by this Appendix B (including those specified following the Participant’s Termination of employment with the Company). The Company and the Participant acknowledge and agree that the Restrictive Covenants are reasonable in view of the nature of the Company's Business and the Participant's advantageous knowledge of and familiarity with the Company's Business, operations, affairs, Customers and Prospective Customers. The Restrictive Covenants are essential terms and conditions to the Company entering into this Award Agreement, and they shall be construed as independent of any other provision in this Award Agreement or of any other agreement between the Participant and the Company. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant as written, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The Participant and the Company hereby acknowledge the same and authorize any such court to strike or modify any such provision or part thereof, to permit enforcement of the Restrictive Covenants and this Award Agreement to the fullest extent permitted by law.
6.    Survival. The Restrictive Covenants shall survive termination or expiration of this Award Agreement and any Termination of the Participant’s employment with the Company.
7.    Reimbursement of Certain Costs. If the Participant breaches or threatens to breach any of the Restrictive Covenants in this Appendix B and the Company initiates legal action against the Participant and substantially prevails against the Participant in such action by enforcing such Restrictive Covenants or obtaining damages for such breaches, the Company shall be entitled to payment or reimbursement from the Participant of the Company’s reasonable costs and expenses in connection with such action (including reasonable attorneys' fees and disbursements, litigation costs and investigative and expert witness fees and costs).